Exhibit 5.1
June 22, 2011
Lyondell Chemical Company
1221 McKinney Street, Suite 700
Houston, Texas 77010
Ladies and Gentlemen:
     We have acted as counsel for Lyondell Chemical Company, a Delaware corporation (the “Company”), LyondellBasell Industries N.V., a public limited liability company formed under the laws of the Netherlands, the ultimate parent of the Company and a parent guarantor (the “Parent”), and their respective subsidiaries listed on Schedule I hereto (the “Subsidiary Guarantors,” and together with the Parent, the “Guarantors”) with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company and the Subsidiary Guarantors on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, (the “Securities Act”) in connection with (i) the issuance by the Company of $1,822,500,000 aggregate principal amount of 8% Senior Secured Notes due 2017 (the “Exchange Dollar Notes”), (ii) the issuance by the Company of €303,750,000 aggregate principal amount of 8% Senior Secured Notes due 2017 (the “Exchange Euro Notes,” and together with the Exchange Dollar Notes, the “Exchange Notes”) and (iii) the Guarantors’ unconditional guarantees of the payment of the Exchange Notes (the “Guarantees”). The Exchange Dollar Notes will be offered by the Company in exchange for $1,822,500,000 aggregate principal amount of 8% Senior Secured Notes due 2017. The Exchange Euro Notes will be offered by the Company in exchange for €303,750,000 aggregate principal amount of 8% Senior Secured Notes due 2017.
     The Exchange Notes will be issued under an Indenture, dated as of April 8, 2010 (the “Indenture”), among the Company, the Parent, the Guarantors, Wilmington Trust FSB, as trustee, and the other parties thereto.
     Before rendering our opinions hereinafter set forth, we examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates, documents, instruments and records of the Company and the Guarantors, including the Registration Statement and the Indenture, and we reviewed such questions of law, as we considered appropriate for purposes of the opinions hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.
     Based on the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement, (a) the Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (b) the Guarantees of the Guarantors will remain the valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject in each case to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law).

     We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture or the Exchange Notes that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived or rendered ineffective under applicable law or (ii) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.
     The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York, the laws of the state of Texas and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. With respect to the enforceability opinions set forth above with respect to Parent, to the extent such opinion relates to Dutch law, we have relied solely upon the opinion of Clifford Chance, LLP, special counsel to LyondellBasell Industries, N.V., dated the date hereof, a copy of which is being filed as an exhibit to the Registration Statement, and such opinion to the extent they relate to Dutch law are based upon and subject to the assumptions, qualifications, limitations and exclusions set forth in such letters, which are incorporated herein by reference.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.
     This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose.
Very truly yours,
/s/ Vinson & Elkins L.L.P.

Schedule I

Jurisdiction of
Incorporation
Name of Entity	or Formation
LyondellBasell Finance Company.	Delaware
LyondellBasell Acetyls, LLC.	Delaware
Houston Refining LP.	Delaware
LyondellBasell F&F Holdco, LLC.	Delaware
LyondellBasell Acetyls Holdco, LLC.	Delaware
Lyondell Refining I LLC.	Delaware
Lyondell Refining Company LLC.	Delaware
Lyondell Europe Holdings Inc.	Delaware
Lyondell Chimie France LLC.	Delaware
Lyondell Chemical Technology, L.P.	Delaware
Lyondell Chemical Technology Management, Inc.	Delaware
Lyondell Chemical Technology 1 Inc.	Delaware
Lyondell Chemical Properties, L.P.	Delaware
Lyondell Chemical Overseas Services, Inc.	Delaware
Lyondell Chemical International Company.	Delaware
Lyondell Chemical Delaware Company.	Delaware
Equistar Chemicals, LP.	Delaware
Basell North America Inc.	Delaware
Equistar GP, LLC.	Delaware
Equistar LP, LLC.	Delaware